Exhibit 10.3

2019 Executive, Sales & Marketing Leadership Bonus Plan

This Avalara, Inc. 2019 Executive, Sales & Marketing Leadership Bonus Plan (the “Plan”) is a summary of the executive and sales leadership bonus plan of Avalara, Inc. (the “Company”) covering the period from

January 1, 2019 through December 31, 2019. The purpose of the Plan is to promote the success of the Company by rewarding leaders (“Leaders”) for outstanding business results, as well as promoting retention of high performing employees.

Performance bonuses are paid to our Leaders and are based on the achievement of (i) Company performance objectives and (ii) individual performance objectives that are determined by their managers; provided that the Compensation and Leadership Development Committee of the Board of Directors (the “CLDC”) shall approve the individual performance objectives applicable to the CEO. Each Leader’s performance objectives may change from year to year as the Company continues to evolve and different priorities are established but remain subject to the review and approval of the CEO and/or the CLDC.

For 2019, performance bonuses may be earned under the Plan based on the attainment of both a Company performance component and an individual performance component measured as of the end of calendar year 2019. Under the Plan, the Company performance component accounts for 70% of the total target performance bonus, CPO accounts for 10% of the total target performance bonus, and the individual performance component accounts for 20% of the total target performance bonus. The Plan details are below:

1.	Company Performance Component = 70%:

Consisting of four equally weighted Company performance objectives, which may be earned, in whole or in part, based on actual performance compared to target and calculated on a sliding scale between 25% (threshold) and 200% (maximum). No amounts are earned if the actual performance compared to target is less than the threshold. Performance objectives for 2019 are as follows:

•	New Bookings:

An estimate of the one-year (12 month) value of a new signed contract to use our services – this includes subscriptions, new and upsell orders, signed statement of works, signed but estimated contract values, signed but estimated returns usage, billed usage, and collected usage overages, as approved by the CEO and/or CFO. Consolidated Company bookings, including new bookings, are calculated, reconciled, and reported monthly by Finance.

•	Magic Number:

The Magic Number will be calculated quarterly as the total estimated recurring value of new and upsell bookings in the 3-month period, divided by a cost, from the prior 3-month period, as follows:

•	GAAP Sales and Marketing Expense
•	Plus Capitalized Sales and Partner Commission Expense
•	Minus Amortization of Capitalized Sales and Partner Commission Expense
•	Minus Stock Based Compensation Expense
•	Minus Depreciation Expense
•	Minus Amortization of Capitalized Intangibles Expense

The final Magic Number for purposes of the annual bonus achievement will be the 4-quarter average of the quarterly calculations above.

•	Revenue:

Consolidated worldwide revenue is calculated in accordance with US generally accepted accounting principles (“GAAP”) and reported monthly by Finance.

•	Operating Cash Flow:

Operating cash flow is a measure of the amount of cash generated by Avalara’s normal business operations. Operating cash flow is calculated in accordance with US GAAP and reported monthly by Finance in the Company’s financial statements as “Net Cash Used in (or Provided by) Operating Activities.”

2.	CPO (Customers Pissed Off) = 10%:

CPO is an index providing a snapshot of customers at risk, the risk we run in losing a customer or having an unhappy captive customer. In aggregate it is a measure of the health of the customer. The index ranges between 0 to 100. A CPO of 0 reflects a happy customer and a CPO of 100 is a cancelled customer.

3.	Individual Performance Component (MBOs) = 20%:

Determined by a Leader’s attainment of goals and performance targets as established in their 2019 Individual Goal Setting & Performance Review Plan. MBO attainment follows the performance rating guidelines below:

•	High Contributor – >100% (up to established cap)
•	Core Contributor – up to 100%
•	Low Contributor – up to 50%

4.	Accelerators:

For each accelerator target achieved, the acceleration percentage will be applied to the final Company performance component of the bonus. For example, if the Company Performance Component is calculated to be 120% and one accelerator target has been met (i.e., 10%), the final Company Performance Component would be 132%. Below are the list of 2019 accelerators:

•	10% Accelerator –Employee Engagement target at or above 4.0.
•	10% Accelerator –Gross margin target at or above 73%.
•	10% Accelerator –Annual revenue churn target below 3.8%.
•	Engagement is calculated and reported a minimum of twice a year by Human Resources.
•	Gross margin is calculated and reported monthly by Finance.
•	Revenue churn is calculated and reported quarterly by Finance.
5.	Payout Schedule:

The 2019 bonus will be paid out on or before March 15, 2020.

6.	Eligibility:

The Plan applies to Executives and Sales and Marketing Leaders, as determined by the CEO. To qualify for the bonus payment under the Plan, a Leader must:

•	Be actively employed with the Company or its subsidiaries for a minimum of three (3) months from January 1, 2019 through December 31, 2019;
•	Be actively employed at the time the bonus is paid out; and
•	Have a final performance rating of “Core Contributor” or better.

7.	Eligible Earnings:

The bonus will be based on actual 2019 eligible earnings. Eligible earnings generally include all elements of base salary and hours worked including pay for regular hours worked, overtime, holidays, PTO, floating holidays, and sick time. Other bonus or incentive earnings, such as commissions, are not included in eligible earnings for Company bonus purposes.

8.	Terms and Conditions:

“Actively employed” means that the employee is a current employee of the Company.

The Company intends for the benefits provided under the Plan to comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and the Plan will be interpreted to that end. The Company reserves the right to amend the Plan as necessary to comply with applicable federal and state laws.

The CEO, with input from the CLDC, will approve the Company performance component achieved under the Plan and may make discretionary adjustments as they deem appropriate, in the Company’s sole discretion; provided, however, that the CLDC will approve the Company performance component achieved with respect to participating Executives and will approve all bonuses payable to Executives under the Plan.

Performance bonuses made under the Plan are offered at the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of the Plan at any time, without notice. The Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or an employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Questions regarding the Plan should be directed to the CFO or EVP Human Resources.

For further information on the bonus plan metrics please see Exhibit A.